Exhibit 99.2

Execution Version

VARIABLE SHARE FORWARD TRANSACTION UNWIND AGREEMENT

dated as of November 28, 2022

BETWEEN JORGE MAS, IN HIS CAPACITY AS TRUSTEE OF THE JOSE RAMON MAS

IRREVOCABLE FAMILY TRUST, and BANK OF AMERICA, N.A.

THIS VARIABLE SHARE FORWARD TRANSACTION UNWIND AGREEMENT (this “ Unwind Agreement”) with respect to the Confirmation (as defined below) is made as of November 28, 2022, between Jorge Mas, in his capacity as trustee of the Jose Ramon Mas Irrevocable Family Trust (the “Trust”), (“Party B”) and Bank of America, N.A. (“Party A”).

WHEREAS, Party A and Party B entered into a confirmation for a variable share forward transaction (the “Confirmation”) dated as of November 19, 2019 in respect of an aggregate Number of Shares, collectively, equal to 212,500;

WHEREAS, the parties wish to terminate the Confirmation pursuant to this Unwind Agreement; and

WHEREAS, contemporaneously with their entry into the Confirmation, the parties hereto along with BofA Securities, Inc., as Custodian, entered into a Pledge Agreement, dated as of November 19, 2019 (the “Pledge Agreement”);

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Confirmation. In the event of any inconsistency between the definitions set forth in the Confirmation and this Unwind Agreement, this Unwind Agreement shall govern.

2. Unwind.

(a) On November 29, 2022, Party B shall deliver an amount in cash equal to $14,281,965.63 (the “Cash Prepayment Amount”) to the Collateral Account (as defined in the Pledge Agreement) maintained by Party A. Notwithstanding anything to the contrary in the Confirmation or the Pledge Agreement, such cash amount shall not be released from the Collateral Account except as provided in this Section 2(a). Within two Currency Business Days following the Hedge Adjustment Period End Date, Party B shall pay an amount in cash to Party A (the “Cash Payment”) determined in accordance with the grid attached as Annex B hereto in consideration for the agreements set forth herein. Party B hereby authorizes Party A to effect payment of the Cash Payment from Party B to Party A by releasing cash in an amount equal to the Cash Payment from the Collateral Account (up to an amount equal to the Cash Prepayment Amount) to Party A for its account without further authorization from Party B. For the avoidance of doubt, if the Cash Payment is greater than the Cash Prepayment Amount, Party B shall pay the excess over the amount released from the Collateral Account to Party A within two Currency Business Days following the Hedge Adjustment Period End Date. If the Cash Payment is less than the Cash Prepayment Amount, Party A shall, so long as no Default Event has occurred and is then continuing, release the difference to Party B from the Collateral Account within two Currency Business Days following the Hedge Adjustment Period End Date. The terms set forth in this Section 2 shall apply in lieu of the settlement provisions in the Confirmation.

(b) Effective immediately following the Hedge Adjustment Period End Date, subject to the satisfaction of Party B’s obligations pursuant to Section 2(a) above, the aggregate Number of Shares under the Transaction shall be reduced to zero and, within two Currency Business Days following the date Party A receives the Cash Payment (as described in Section 2(a) above) in full, all of the Shares pledged under the Pledge Agreement shall be subject to release from the Pledge Agreement in accordance with the terms and conditions of such Pledge Agreement (it being agreed that this Amendment Agreement constitutes written notice of Party B’s request for such release) and, upon such release of all of the Shares, the Transaction shall be terminated in full and the parties shall have no further payment or delivery obligations in respect thereof. Notwithstanding anything to the contrary in this Section 2(b), no Shares shall be subject to release from the Pledge Agreement pursuant to this Section until Party A receives the Cash Payment in full.

(c) For purposes of this Unwind Agreement, the following terms have the meanings set forth below.

Hedge Adjustment Period:	The period from, and including, the Hedge Adjustment Period Start Date to, and including, the Hedge Adjustment Period End Date.

Hedge Adjustment Period Start Date:	December 5, 2022.

Hedge Adjustment Period End Date:	January 10, 2023, subject to adjustment to account for material changes in volatility or liquidity relevant to the Shares or to the Transaction that, in the reasonable discretion of Party A, make it commercially impracticable or inadvisable for Party A to complete its hedge adjustment on or prior to the specified Hedge Adjustment Period End Date.

Hedge Adjustment Share Price:	A price per Share specified by Party A to Party B following the Hedge Adjustment Period, to be the arithmetic average of the per Share volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page MTZ <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time on each Scheduled Trading Day during the Hedge Adjustment Period (or, in the event any such price is not so displayed for any such Scheduled Trading Day for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent), subject to adjustment by the Calculation Agent if a Disrupted Day occurs on any Scheduled Trading Day during the Hedge Adjustment Period.”

3. [Reserved].

4. Representations, Warranties and Agreements.

(a) Each of Party A and Party B hereby repeat and remake each representation, warranty and agreement made by it as set forth in Section 3(a) of the Confirmation and in the Agreement made on the Commencement Date to each other as if this Unwind Agreement were the “Confirmation” and the “Transaction”, the date hereof were the “Commencement Date” and references to the “Number of Shares” in Section 3(a) of the Confirmation were to the Number of Shares.

(b) Party B represents and warrants to Party A as of the date hereof that it is not entering into the Unwind Agreement “on the basis of” (as defined in Rule 10b5-1(b) under the Exchange Act) any material nonpublic information concerning the Shares or the Issuer. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold securities of the Issuer. It is the intent of the parties hereto that this Unwind Agreement comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act, and the parties agree that this Unwind Agreement shall be interpreted to comply with the requirements of Rule 10b5-1(c)(1), and Party B shall not take any action that results in this Unwind Agreement not so complying with such requirements. Without limiting the generality of the preceding sentence, Party B acknowledges and agrees that (I) Party B does not have, and shall not attempt to exercise, any influence over how, when or whether Party A effects any purchases or sales of Shares in connection with this Unwind Agreement, (II) during the tenor of this Unwind Agreement, neither Party B nor any person acting on Party B’s behalf shall, directly or indirectly, communicate any information regarding the Issuer or the Shares to any employee of Party A or its affiliates responsible for trading the Shares in connection with the transactions contemplated by this Unwind Agreement, (III) Party B is entering into this Unwind Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Exchange Act and (IV) Party B has not entered into or altered, and will not enter into or alter, any hedging transaction relating to the Shares corresponding to or offsetting the Transaction.

(c) [Reserved].

(d) Party B shall not (and shall not permit any of its affiliates to) sell or purchase any Shares during the Hedge Adjustment Period. For purposes of this subsection, sales and purchases shall include pledges, hedges and derivative transactions, including without limitation swaps, options and short sales, and whether any such transaction is to be settled by delivery of Shares or other securities or cash, of or with respect to Shares (or security entitlements in respect thereof).

(e) Party B represents and warrants to, and covenants with, Party A as of the date hereof and any date on which Party B makes payment to Party A in connection with any settlement under the Confirmation, that the Trust is or will be, as the case may be, solvent and able to pay its debts as they come due, with assets having a fair value greater than its liabilities, with capital sufficient to carry on the business in which it engages and without any intent to incur debts that would be beyond its ability to pay as such debts mature.

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(f) Party B hereby confirms and agrees that none of the rights and remedies of Party A under the Confirmation shall be prejudiced, avoided or otherwise adversely affected by this Unwind Agreement and Party A may rely and continue to rely on the Confirmation as if references therein to the “Confirmation” are to such instrument as amended, varied and supplemented by this Unwind Agreement.

(g) [Reserved].

5. Governing Law. This Unwind Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York.

6. Counterparts. This Unwind Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

7. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Unwind Agreement. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the transactions contemplated by this Unwind Agreement, as applicable, by, among other things, the mutual waivers and certifications provided herein.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Unwind Agreement to be duly executed as of the date first written above.

BANK OF AMERICA, N.A.

By:	/s/ Rohan Handa
Name: Rohan Handa
Title: Managing Director

[Signature Page to VSF Amendment Agreement]

/s/ Jorge Mas
JORGE MAS, AS TRUSTEE OF
THE JOSE RAMON MAS
IRREVOCABLE FAMILY TRUST

[Signature Page to VSF Amendment Agreement]

Annex A

[Reserved]

[Signature Page to Amended VSF Pricing Notice]

Annex B

The following grid sets forth the Cash Payment that will be determined for each Hedge Adjustment Share Price set forth below. If the actual Hedge Adjustment Share Price is not set forth in the grid below, the Cash Payment will be determined by a straight-line interpolation based on the grid below.

Hedge Adjustment Share Price	Cash Payment
$60.00	$12,750,000.00
$61.00	$12,962,500.00
$61.794	$13,131,225.00
$62.00	$13,131,225.00
$63.00	$13,131,225.00
$64.00	$13,131,225.00
$65.00	$13,131,225.00
$66.00	$13,131,225.00
$67.00	$13,131,225.00
$68.00	$13,131,225.00
$69.00	$13,131,225.00
$70.00	$13,131,225.00
$71.00	$13,131,225.00
$72.00	$13,131,225.00
$73.00	$13,131,225.00
$74.00	$13,131,225.00
$75.00	$13,131,225.00
$76.00	$13,131,225.00
$77.00	$13,131,225.00
$78.00	$13,131,225.00
$79.00	$13,131,225.00
$80.00	$13,131,225.00
$81.00	$13,131,225.00
$82.00	$13,131,225.00
$82.804	$13,131,225.00
$83.00	$13,172,875.00
$84.00	$13,385,375.00
$85.00	$13,597,875.00
$86.00	$13,810,375.00
$86.58	$13,933,625.00
$87.00	$14,022,875.00
$88.00	$14,235,375.00
$89.00	$14,447,875.00
$90.00	$14,660,375.00
$91.00	$14,872,875.00
$92.00	$15,085,375.00
$93.00	$15,297,875.00
$94.00	$15,510,375.00
$95.00	$15,722,875.00
$96.00	$15,935,375.00
$97.00	$16,147,875.00
$98.00	$16,360,375.00
$99.00	$16,572,875.00
$100.00	$16,785,375.00

[Signature Page to VSF Amendment Agreement]